Exhibit 99.(8)(l)(viii)

AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment (“Amendment”) is made July     , 2014 by and among Jefferson National Life Insurance Company (the “Company”), PIMCO Variable Insurance Trust (the “Fund”) and PIMCO Investments LLC (the “Underwriter”).

WHEREAS, the parties hereto and Allianz Global Investors Distributors LLC (“AGID”) entered into that certain Novation of and Amendment to Participation Agreement dated December 7, 2010 whereby the Underwriter was substituted for AGID (f/k/a PIMCO Advisors Distributors LLC) as the party to that  certain Participation Agreement dated May 1, 2003, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to allow for all classes of shares of each Portfolio of the Fund to become Designated Portfolios.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and for other good and valuable consideration, hereby agree as follows:

1.                                      Unless otherwise defined in this Amendment, the terms used herein shall have the same meanings they have in the Agreement.

2.                                      The ninth WHEREAS Clause in the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Administrative Class and Institutional Class shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to the Account at net asset value;

3.                                      Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

4.                                      The amendments set forth herein shall be effective as of the date first written above.

5.                                      Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

6.                                      This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above set forth.

PIMCO VARIABLE INSURANCE TRUST	PIMCO INVESTMENTS LLC

By:	By:

Name:	Name:

Title:	Title:

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:

Name:

Title:

SCHEDULE A

The term “Designated Portfolio” of the Fund will include Institutional Class shares of the All Asset All Authority Portfolio and any series of the Fund that offers Administrative Class shares and is operating as of the date of the Agreement or commences operations after the date of the Agreement, other than any such series that ceases operations.

Segregated Asset Accounts:	Form:

Jefferson National Life Annuity Account C	22-4025 (Individual)
32-4000 (Group)
Jefferson National Life Annuity Account E	22-4047/32-4003 (Achievement) 22-4048/32-4002 (Educator)
Jefferson National Life Annuity Account F	22-4061
Jefferson National Life Annuity Account G	22-4056 JNL-2300 JNL- 2300-1
Jefferson National Life Annuity Account H	CVIC-2000 or -2001 (state specific)
Jefferson National Life Annuity Account I	CVIC-2004 or -2005 (state specific)
Jefferson National Life Annuity Account J	JNL-2100
Jefferson National Life Annuity Account K	JNL-2200
Jefferson National Life Annuity Account L